Exhibit 10.3

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is made and entered into as of October 21, 2016 (the “Effective Date”) by and between MIDSTATES PETROLEUM COMPANY, INC. (the “Company”) and Frederic F. Brace (the “Executive”).

In consideration of the respective agreements and covenants set forth in this Agreement, the receipt of which is hereby acknowledged, the parties intending to be legally bound agree as follows:

AGREEMENTS

1.             Term. The Company agrees to employ Executive, and Executive agrees to be employed by the Company, upon the terms and conditions set forth in this Agreement for a period (the “Initial Term”) commencing on the Effective Date and ending on the first anniversary of such date, unless earlier terminated in accordance with Section 3. If neither party gives at least sixty (60) days written notice to the other party that it intends for this Agreement to terminate on such first anniversary, then this Agreement shall continue for successive one year terms (each a “Renewal Term”), unless earlier terminated in accordance with Section 3, until either party gives at least sixty (60) days written notice to the other party that the other party intends for this Agreement to terminate at the end of any such one year period. The Initial Term and any Renewal Terms shall, together, constitute the “Term”.

2.             Terms of Employment.

(a)           Position and Duties.

(1)           During the Term, and in addition to serving as a member of the Company’s Board of Directors (the “Board”), the Executive shall serve as the Company’s President and Chief Executive Officer and, in so doing, shall possess the duties and responsibilities consistent with that position in a company of the size and nature of the Company, and such other duties, responsibilities, and authority reasonably assigned to the Executive from time to time by the Board that are consistent with the Executive’s positions set forth above.

(2)           During the Term (and subject to the Executive’s commitments and duties to various boards of directors upon which he sits as a director as of, and Executive’s other existing contractual commitments in effect on, the Effective Date (each of which have been disclosed in writing to the Company) (collectively, the “Other Engagements”)), the Executive agrees to devote a material portion of his working time to the business and affairs of the Company; provided that nothing herein shall prevent the Executive from engaging in other for profit activities during the Term in addition to the Other Engagements or constitute a violation of this Agreement.

(b)           Compensation.

(1)           Base Salary. During the Term, the Executive shall receive an annualized base salary (“Base Salary”), which shall be paid in accordance with the customary payroll practices of the Company, in an amount equal to $700,000. The Board (or a committee of the Board, designated by the Board to make such decisions), in its sole discretion, may at any time adjust (but not decrease) the amount of the Base Salary as it may deem appropriate, and the term “Base Salary,” as used in this Agreement, shall refer to the Base Salary as it may be so adjusted.

(2)           Bonus, Incentive, Savings, Profit Sharing and Retirement Plans. For each calendar year ending during the Term beginning with the 2017 calendar year, the Executive shall be paid an annual cash performance bonus (an “Annual Bonus”), of no less than 100% of the Executive’s Base Salary (the “Target Bonus”), which may be increased based upon the achievement of reasonably achievable performance goals established in good faith by the Board; provided that subjective criteria may be used to determine the Executive’s Annual Bonus to the extent the Company’s Board agrees to the use of subjective performance measures. The performance criteria for any particular calendar year shall be determined in good faith by the Board no later than sixty (60) days after the commencement of the relevant bonus period.  The Executive’s Annual Bonus for a bonus period shall be determined by the Board after the end of the applicable bonus period and shall be paid to the Executive when annual bonuses for that year are paid to other senior executives of the Employer generally, but in no event later than March 15 of the year following the year to which such Annual Bonus relates. In carrying out its functions under this Section 2(b)(2), the Board shall at all times act reasonably and in good faith.  For the 2016 calendar year, the Executive will be eligible to earn incentive compensation in accordance with the terms of the Company’s 2016 Senior Executive Incentive Plan.

(3)           Welfare Benefit Plans. During the Term, and subject to the terms and conditions of applicable plans or programs, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under the welfare benefit plans, practices, policies and programs applicable generally to other similarly situated employees of the Company (which may include programs such as salary continuance, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs), as adopted or amended from time to time (“Welfare Plans”).

(4)           Perquisites. During the Term, the Executive shall be entitled to receive (in addition to the benefits described above) such perquisites and fringe benefits appertaining to his position in accordance with any policies, practices, and procedures established by the Board, as amended from time to time, and in any event no less favorable than those applicable to senior executives of the Company.

(5)           Expenses and Lodging. Executive is authorized to incur reasonable business expenses that, in Executive’s reasonable business judgment, are necessary or appropriate to carry out his duties for the Company under this Agreement, including Executive’s reasonable expenses incurred to secure and maintain an apartment (or other similar lodging) in Tulsa, Oklahoma. Executive shall be entitled to reimbursement for such expenses, in accordance with the Company’s standard procedures and policies, for all reasonable travel (including travel to and from Tulsa, Oklahoma for the performance of his duties as the President and Chief Executive Officer of the Company), entertainment and other expenses incurred in connection with the Company’s business and the performance of his duties hereunder.

(6)           Vacation. During the Term, the Executive shall be entitled to five (5) weeks of paid vacation each calendar year, subject to the Company’s standard carryover policy.

3.             Termination of Employment.

(a)           Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death or Disability during the Term. If the Disability of the Executive has occurred during the Term (pursuant to the definition of Disability set forth below), the Company may give to the Executive written notice in accordance with Section 8(c) of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Executive shall not have returned to perform, with or without reasonable accommodation, the essential functions of his position. For purposes of this Agreement, “Disability” shall mean the Executive’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. The determination of “Disability” will be made by a physician selected by the Executive that is reasonably acceptable to the Company.

(b)           Cause. The Company may terminate the Executive’s employment at any time during the Term for Cause or without Cause. For purposes of this Agreement, “Cause” shall mean (1) a breach by the Executive of the Executive’s obligations under this Agreement, which constitutes nonperformance by the Executive of his obligations and duties hereunder, as determined by the Board, that is not cured within 15 days of the Executive’s receipt of written notice thereof from the Board, (2) commission by the Executive of an act of fraud, embezzlement, misappropriation, willful misconduct or breach of fiduciary duty against the Company, (3) a material breach by the Executive of any restrictive covenants contained within this Agreement that is not cured within 15 days of the Executive’s receipt of written notice thereof from the Board, (4) the Executive’s conviction, plea of no contest or nolo contendere, deferred adjudication or unadjudicated probation for any felony or any crime involving fraud, dishonesty, or moral turpitude or causing material harm, financial or otherwise, to the Company, (5) the willful refusal or intentional failure of the Executive to carry out, or comply with, in any material respect, any lawful and material written directive of the Board (of which the Board will give the Executive written notice of and a reasonable opportunity to remedy), (6) the Executive’s unlawful use (including being under the influence) or possession of illegal drugs, or (7) the Executive’s willful and material violation of any federal, state, or local law or regulation applicable to the Company or its business which adversely affects the Company that is not cured after written notice from the Board.  For purposes of the definition of “Cause”, no act or failure to act on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s action or omission was in the best interest of the Company. The Company may suspend the Executive’s title and authority pending the hearing provided for above. For purposes of this Agreement, a termination “without Cause” shall mean a termination by the Company of the Executive’s employment during the Term at the Company’s sole discretion for any reason other than a termination based upon Cause, death or Disability.

(c)           Good Reason. The Executive’s employment may be terminated during the Term by the Executive for Good Reason or without Good Reason; provided, however, that the Executive agrees not to terminate his employment for Good Reason unless (i) the Executive has given the Company written notice of his intent to terminate his employment for Good Reason no later than 30 days following the initial existence of the condition that the Executive believes gives rise to his right to terminate his employment for Good Reason, which notice shall specify the facts and circumstances constituting Good Reason, (ii) the Company was given a period of 30 days during which it may remedy the condition (the “Company Cure Period”) and, if the condition is remedied during that period, the Executive would no longer have a right to terminate employment for Good Reason based on that occurrence of the condition, (iii) the Company did not remedy the facts and circumstances constituting Good Reason within the Company Cure Period, and (iv) the Executive separates from service on or before the 60th day after the Company Cure Period. For purposes of this Agreement, “Good Reason” shall mean any of the following, but only if occurring without the Executive’s consent: (1) a material diminution in the Executive’s Base Salary or Target Bonus opportunity, (2) a material diminution in the Executive’s titles, positions, authority, duties, or responsibilities, (3) the relocation of the Executive’s principal office to an area more than 50 miles from its location immediately prior to such relocation, or (4) the failure of the Company to comply with any material provision of the Executive’s employment agreement or equity agreement. Such termination by the Executive shall not preclude the Company from terminating the Executive’s employment prior to the Date of Termination (as defined below) established by the Executive’s Notice of Termination (as defined below).

(d)           Notice of Termination. Any termination by the Company for Cause or without Cause or because of the Executive’s Disability, or by the Executive for Good Reason or without Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 8(c). For purposes of this Agreement, a “Notice of Termination” means a written notice which (1) indicates the specific termination provision in this Agreement relied upon, (2) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (3) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall not be more than 30 days after the giving of such notice). The failure by the Company or the Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason, as applicable shall not waive any right of the Company or the Executive under this Agreement or preclude the Company or the Executive from asserting such fact or circumstance in enforcing the Company’s or Executive’s rights under this Agreement.

(e)           Date of Termination. “Date of Termination” means (1) if the Executive’s employment is terminated by the Company for Cause or without Cause, or by the Executive for Good Reason or without Good Reason, the date of receipt of the Notice of Termination or any later date specified therein pursuant to Section 3(d), as the case may be, provided that if such date is not also the date of Executive’s “Separation from Service” with the Company (within the meaning of Treasury Regulation 1.409A-1(h)) then the “Date of Termination” shall instead be the date of the Executive’s Separation from Service, or (2) if the Executive’s employment is terminated by reason of death or Disability, the date of death of the Executive or the Disability Effective Date, as the case may be.

4.             Obligations of the Company upon Termination.

(a)           If the Company shall terminate the Executive’s employment for any reason or no reason or the Executive resigns from his employment with or without Good Reason during the Initial Term, the Company shall have no further payment obligations to the Executive or his legal representatives, other than for the payment of: (1) in a cash lump sum within thirty (30) days after the Date of Termination (or such earlier date as required by applicable law) that portion of the Executive’s Annual Base Salary accrued through the Date of Termination to the extent not previously paid, any expense reimbursement accrued and unpaid, any employee benefits pursuant to the terms of the applicable employee benefit plan, and any accrued but unused vacation (the “Accrued Obligations”); (2) in a cash lump sum within thirty (30) days after the Date of Termination, the Executive’s Target Bonus;  and (3) the Executive’s Base Salary, payable in installments in accordance with the Company’s normal payroll practices until the earlier of (A) the conclusion of the Initial Term or (B) the date on which the Executive begins full-time employment with another entity; and (4) beginning on the Date of Termination and thereafter in accordance with the customary payroll practices of the Company, a monthly payment equal to the cost of continued medical, dental and vision coverage for the Executive and his spouse and any eligible dependents until the end of the earlier of (i) the second anniversary of the Executive’s Date of Termination and (ii) the date on which the Executive begins full-time employment with another entity that provides comparable health and welfare benefits (the payments in clauses (2) through (4), collectively, the “Termination Payments”). In addition to the payment obligations described in the preceding sentence, if the Executive’s employment is terminated by the Company without Cause, or if the Executive resigns for Good Reason, all unvested awards granted to the Executive under the Midstates Petroleum Company, Inc. 2016 Long Term Incentive Plan (the “MIP”) shall vest.

(b)           Section 409A. The amounts payable pursuant to Section 4 of this Agreement are intended to be exempt from Section 409A of the Code. However, if any amounts payable under this Agreement are not excepted from Section 409A of the Code, it is intended that this Agreement be administered in a manner that complies with Section 409A of the Code to the extent applicable. To the extent that the Executive is a “specified employee” within the meaning of the Treasury Regulations issued pursuant to Section 409A of the Code as of the Executive’s Date of Termination, no amount that constitutes a deferral of compensation which is payable on account of the Executive’s separation from service shall be paid to the Executive before the date (the “Delayed Payment Date”) which is the first day of the seventh month after the Executive’s Date of Termination or, if earlier, the date of the Executive’s death following such Date of Termination. All such amounts that would, but for this Section 4(b), become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date. No interest will be paid by the Company with respect to any such delayed payments. For purposes of Section 409A of the Code, each payment or amount due under this Agreement shall be considered a separate payment, and the Executive’s entitlement to a series of payments under this Agreement is to be treated as an entitlement to a series of separate payments. To the extent that any in-kind benefits or reimbursements pursuant to this Agreement are taxable to Executive and constitute deferred compensation subject to Section 409A of the Code, any reimbursement payment due to Executive shall be paid to Executive on or before the last day of the Executive’s taxable year following the taxable year in which the related expense was incurred. In addition, any such in-kind benefit or reimbursement is not subject to liquidation or exchange for another benefit and the amount of such benefit or reimbursement that Executive receives in one taxable year shall not affect the amount of such benefit and reimbursements that Executive receives in any other taxable year.

5.             Excise Taxes. If the Board determines, in its good faith discretion, that Section 280G of the Code applies to any compensation payable to the Executive, then the provisions of this Section 5 shall apply. If any payments or benefits to which the Executive is entitled from the Company, any affiliate, any successor to the Company or an affiliate, or any trusts established by any of the foregoing by reason of, or in connection with, any transaction that occurs after the Effective Date (collectively, the “Payments,” which shall include, without limitation, the vesting of any equity awards or other non-cash benefit or property) are, alone or in the aggregate, more likely than not, if paid or delivered to the Executive, to be subject to the tax imposed by Section 4999 of the Code or any successor provisions to that section, then the Payments (beginning with any Payment to be paid in cash hereunder), shall be either (a) reduced (but not below zero) so that the present value of such total Payments received by the Executive will be one dollar ($1.00) less than three times the Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such Payments received by the Executive shall be subject to the excise tax imposed by Section 4999 of the Code, such parachute payments shall be reduced to the extent necessary to avoid application of the excise tax in the following order:  (i) any cash severance based on a multiple of Base Salary or Annual Bonus, (ii) any other cash amounts payable to the Executive, (iii) benefits valued as parachute payments, and (iv) acceleration of vesting of any equity awards, or (b) paid in full, whichever of (a) or (b) produces the better net after tax position to the Executive (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The determination as to whether any Payments are more likely than not to be subject to taxes under Section 4999 of the Code and as to whether reduction or payment in full of the amount of the Payments provided hereunder results in the better net after tax position to the Executive shall be made by the Board and the Executive in good faith. If, as a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination hereunder, it is subsequently determined that additional Payments could have been made to the Executive without the imposition of the excise tax imposed by Section 4999 of the Code (an “Underpayment”), the Underpayment shall be paid by the Company to the Executive within thirty (30) days after such determination.

6.             Confidential Information.

(a)           The Executive acknowledges that the Company has trade, business and financial secrets and other confidential and proprietary information (collectively, the “Confidential Information”) which shall be provided to the Executive during the Executive’s employment by the Company. Confidential information includes, but is not limited to, sales materials, technical information, strategic information, business plans, processes and compilations of information, records, specifications and information concerning customers or venders, customer lists, and information regarding methods of doing business.

(b)           The Executive is aware of those policies implemented by the Company to keep its Confidential Information secret, including those policies limiting the disclosure of information on a need-to-know basis, requiring the labeling of documents as “confidential,” and requiring the keeping of information in secure areas. The Executive acknowledges that the Confidential Information has been developed or acquired by the Company through the expenditure of substantial time, effort and money and provides the Company with an advantage over competitors who do not know or use such Confidential Information. The Executive acknowledges that all such Confidential Information is the sole and exclusive property of the Company.

(c)           During, and all times following, the Executive’s employment by the Company, the Executive shall hold in confidence and not directly or indirectly disclose or use or copy or make lists of any Confidential Information: except (i) to the extent determined appropriate by the Executive in his reasonable discretion to discharge his duties to the Company; (ii) where such information is, at the time of disclosure by the Executive, generally available to the public other than as a result of any direct or indirect act or omission of the Executive in breach of this Agreement; or (iii) where the Executive is compelled by legal process. The Executive agrees to use reasonable efforts to give the Company prompt written notice of any and all attempts to compel disclosure of any Confidential Information. Such written notice shall include either (y) the subpoena(s) or order(s) (or other similar documents) compelling such disclosure, or (z) a reasonable description of the information to be disclosed, the court, government agency, or other forum through which the disclosure is sought, and the date by which the information is to be disclosed, and a copy of the subpoena, order or other process used to compel disclosure.

(d)           The Executive will take such precautions as deemed reasonable by the Executive to prevent disclosure of Confidential Information in his possession or control to any unauthorized individual or entity. The Executive further agrees not to use, whether directly or indirectly, any Confidential Information for the benefit of any person, business, corporation, partnership, or any other entity other than the Company.

(e)           All equipment, documents or files concerning the Company, including, but not limited to, Company cell phones, desktop and laptop computers, devices (including USB, external hard drives, etc.), keys, access cards, passwords, ID cards, customer data, materials, processes, letters, financial data, Confidential Information, or other written or electronically recorded material (in whatsoever form, format or medium), whether or not produced by the Executive (collectively, “Company Property”), belongs to the Company.  Upon termination of employment, the Executive agrees to return to the Company all Company Property.

(f)            As used in this Section 6, “Company” shall include Midstates Petroleum Company, Inc. and any of its affiliates.

7.             Mutual Non-Disparagement. The Executive agrees not to intentionally make, or intentionally cause any other person to make, any public statement that is intended to criticize or disparage the Company, any of its affiliates, or any of their respective officers, managers or directors. The Company agrees to use commercially reasonable efforts to cause its officers and members of its Board not to intentionally make, or intentionally cause any other person to make, any public statement that is intended to criticize or disparage the Executive. This Section 7 shall not be construed to prohibit any person from responding publicly to incorrect public statements or from making truthful statements when required by law, subpoena, court order, or the like.

8.             Miscellaneous.

(a)           Survival and Construction. Executive’s obligations under this Agreement will be binding upon Executive’s heirs, executors, assigns, and administrators and will inure to the benefit of the Company, its subsidiaries, successors, and assigns. The language of this Agreement shall in all cases be construed as a whole according to its fair meaning, and not strictly for or against any of the parties. The section and paragraph headings used in this Agreement are intended solely for the convenience of reference and shall not in any manner amplify, limit, modify, or otherwise be used in the interpretation of any of the provisions hereof.

(b)           Definitions. As used in this Agreement, “affiliate” means, with respect to a person, any other person controlling, controlled by or under common control with the first person; the term “control,” and correlative terms, means the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a person; and “person” means an individual, partnership, corporation, limited liability company, trust or unincorporated organization, or a government or agency or political subdivision thereof.

(c)           Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:
To the address on file with the Company

If to the Company:
Attn: General Counsel
321 S. Boston, Suite 600
Tulsa, OK 74103

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(d)           Enforcement. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

(e)           Withholding. The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation as determined by the Company.

(f)            No Waiver. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at any time.

(g)           Equitable and Other Relief. The Executive acknowledges that money damages would be both incalculable and an insufficient remedy for a breach of Section 6 by the Executive and that any such breach would cause the Company irreparable harm. Accordingly, the Company, in addition to any other remedies at law or in equity it may have, shall be entitled, without the requirement of posting of bond or other security, to equitable relief, including injunctive relief and specific performance, in connection with a breach of Section 6 by the Executive.

(h)           Complete Agreement. The provisions of this Agreement constitute the entire and complete understanding and agreement between the parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous oral and written agreements, representations and understandings of the parties, which are hereby terminated. Other than expressly set forth herein, the Executive and Company acknowledge and represent that there are no other promises, terms, conditions or representations (or written) regarding any matter relevant hereto. This Agreement may be executed in two or more counterparts.

(i)            Arbitration. The Company and the Executive agree to the resolution by binding arbitration of all claims, demands, causes of action, disputes, controversies or other matters in question (“claims”), whether or not arising out of this Agreement or the Executive’s employment (or its termination), whether sounding in contract, tort or otherwise and whether provided by statute or common law, that the Company may have against the Executive or that the Executive may have against the Company or its parents, subsidiaries and affiliates, and each of the foregoing entities’ respective officers, directors, employees or agents in their capacity as such or otherwise; except that this agreement to arbitrate shall not limit the Company’s right to seek equitable relief, including injunctive relief and specific performance, and damages and any other remedy or relief (including the recovery of attorney fees, costs and expenses) in a court of competent jurisdiction for an alleged breach of Section 6 of this Agreement, and the Executive expressly consents to the non-exclusive jurisdiction of the district courts of the State of Oklahoma for any such claims. Claims covered by this agreement to arbitrate also include claims by the Executive for breach of this Agreement, wrongful termination, discrimination (based on age, race, sex, disability, national origin or any other factor) and retaliation. In the event of any breach of this Agreement by the Company, it is expressly agreed that notwithstanding any other provision of this Agreement, the only damages to which the Executive shall be entitled is lost compensation and benefits in accordance with Section 2(b) or 4. The Company and the Executive agree that any arbitration shall be in accordance with the Federal Arbitration Act (“FAA”) and, to the extent an issue is not addressed by the FAA, with the then-current National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”) or such other rules of the AAA as applicable to the claims being arbitrated. If a party refuses to honor its obligations under this agreement to arbitrate, the other party may compel arbitration in either federal or state court. The arbitrator shall apply the substantive law of the State of Oklahoma (excluding, to the extent applicable, choice-of-law principles that might call for the application of some other state’s law), or federal law, or both as applicable to the claims asserted. The arbitrator shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this agreement to arbitrate, including any claim that all or part of this

Agreement is void or voidable and any claim that an issue is not subject to arbitration. The parties agree that venue for arbitration will be in Tulsa County, Oklahoma, and that any arbitration commenced in any other venue will be transferred to Tulsa County, Oklahoma, upon the written request of any party to this Agreement. Any and all of the arbitrator’s orders, decisions and awards may be enforceable in, and judgment upon any award rendered by the arbitrator may be confirmed and entered by, any federal or state court having jurisdiction. All proceedings conducted pursuant to this agreement to arbitrate, including any order, decision or award of the arbitrator, shall be kept confidential by all parties. THE EMPLOYEE ACKNOWLEDGES THAT, BY SIGNING THIS AGREEMENT, THE EMPLOYEE IS WAIVING ANY RIGHT THAT THE EMPLOYEE MAY HAVE TO A JURY TRIAL OR, EXCEPT AS EXPRESSLY PROVIDED HEREIN, A COURT TRIAL OF ANY EMPLOYMENT-RELATED CLAIM THAT THE EMPLOYEE MAY ALLEGE.

(j)            Survival. Sections 6 and 7 of this Agreement shall survive the termination of this Agreement.

(k)           Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Oklahoma without reference to principles of conflict of laws of Oklahoma or any other jurisdiction, and, where applicable, the laws of the United States.

(l)            Amendment. This Agreement may not be amended or modified at any time except by a written instrument approved by the Board and executed by the Company and the Executive.

(m)          Assignment. This Agreement is personal as to the Executive and accordingly, the Executive’s duties may not be assigned by the Executive. This Agreement may be assigned by the Company without the Executive’s consent to any entity which is a successor in interest to the Company’s business, provided such successor expressly assumes the Company’s obligations hereunder.

(n)           Clawback. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to the Executive pursuant to this Agreement or any other agreement or arrangement with the Company or its affiliates, which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company or its affiliates pursuant to any such law, government regulation or stock exchange listing requirement).

(o)           Severability. If an arbitrator or court of competent jurisdiction determines that any provision of this Agreement (or part thereof) is invalid or unenforceable, then such provision (or part thereof) shall be severable and the invalidity or unenforceability of that provision (or part thereof) shall not affect the validity or enforceability of any other provision (or parts thereof) of this Agreement, and all other provisions (and parts thereof) shall remain in full force and effect

(p)           Executive Acknowledgment. The Executive acknowledges that he has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representatives or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on his own judgment.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from the Board, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

EXECUTIVE:

/s/ Frederic F. Brace
Frederic F. Brace

MIDSTATES PETROLEUM COMPANY, INC.,

a Delaware corporation

By:	/s/ Alan J. Carr
Name:	Alan J. Carr
Title:	Chairman of the Board of Directors

Signature Page to Executive Employment Agreement